Exhibit 5.1

[Letterhead of Faegre & Benson LLP]

DENVER, COLORADO 80203

May 17, 2006

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, CO 80401

Re:	Selling Shareholders’ Registration
Form S-1

Ladies and Gentlemen:

You have requested our opinion as counsel for ACT Teleconferencing, Inc., a Colorado corporation (“ACT”), in connection with your registration statement on Form S-1, under the Securities Act, for an offering by certain selling shareholders of an aggregate of 1,099,308 shares of ACT common stock, no par value. Of the shares to be offered, 931,222 shares underlie warrants held by the selling shareholders, as identified in the Amendment and will not be issued until and unless the warrants are exercised.

We have examined ACT’s Form S-1 to be filed with the Securities and Exchange Commission on or about May 17, 2006. We have also examined the amended and restated articles of incorporation of ACT as on file with the Secretary of State of the State of Colorado, the amended and restated bylaws and the minute book of ACT, various exhibits filed in connection with the registration statement, and other documents as we have deemed necessary to provide a basis for the opinion expressed in this letter. We have also consulted with authorized representatives of ACT to clarify, confirm, or supplement the foregoing documentation.

Based on the foregoing, it is our opinion that the shares of ACT common stock to be sold by the selling shareholders are legally and validly issued and fully paid and non-assessable; and the shares of common stock underlying the warrants held by the selling shareholders, when issued upon the exercise of warrants as contemplated in the registration statement, will be legally and validly issued and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the registration statement and consent to the use of our name under the caption “Legal Matters” in the prospectus.

Very truly yours,

/s/ William J. Campbell
William J. Campbell